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                                                                EXHIBIT 23





The Board of Directors
FirstMerit Corporation



We consent to incorporation by reference in Registration Statement Nos. 33-7266, 33-47074, 33-47147, 33-57076, and 33-57557 on Forms S-8, of our report dated
January 16, 1997, relating to the consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, which report appears in the 1996 Annual Report on Form 10-K of FirstMerit Corporation.


/s/ Coopers & Lybrand



Akron, Ohio
February 21, 1997

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